Exhibit 10(z)

[TO BE PLACED ON COMPANY LETTERHEAD]

_________________, 2010

[Name]
__________________
__________________
__________________

Re:    Retention Award
Dear ________________:
This letter will confirm that you are eligible to receive a retention award from Energy Future Holdings Corp. (the “Company”) under the terms and conditions outlined in this letter and pursuant to the EFH Corp. Retention Award Plan (the “Retention Plan”). Capitalized terms in this letter (your “Participation Agreement”) not herein defined shall have the meaning set forth in the Retention Plan.
Amounts and Payment Dates. The full amount of your potential retention award will equal [$] (the “Retention Award”). Your Retention Award will be payable in two separate payments (each, a separate “Payment”), the first on September 28, 2012 (the “First Retention Payment”), and the second on September 30, 2014 (the “Second Retention Payment”). Each Payment will be equal to the amount which results from a formula based upon one-half of your Retention Award and multiplied by a percentage that reflects the Company's financial performance during the applicable period to which your Payment relates (see formulas below), in each case subject to certain minimum and maximum levels. Each Payment, if any, will be paid to you in a cash lump sum on the first regular pay date of the Company on or after the dates specified above (except as otherwise provided in this Participation Agreement), provided that you have remained continuously employed by the Company or one of its Affiliates through September 28, 2012 and September 30, 2014, as applicable.
Formulas. Your First Retention Payment and Second Retention Payment will be equal to the amounts which result from the applicable formulas below:
First Retention Payment = ((.25 x Retention Award) x 2010 EBITDA Percentage) +
((.25 x Retention Award) x 2011 EBITDA Percentage)

Second Retention Payment = ((.25 x Retention Award) x 2012 EBITDA Percentage) +
((.25 x Retention Award) x 2013 EBITDA Percentage)

“EBITDA Percentage” for the applicable year shall be defined as a percentage equal to or between 50.0% and 100.0% that will be determined by the level of budgeted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) actually achieved for that year. Each applicable year the Organization and

Compensation Committee of the Company's board of directors or such other committee designated by the Company's board of directors will determine a threshold and target EBITDA budget amount for that year. The achievement of the threshold EBITDA amount will result in an EBITDA Percentage of 50.0%, and the achievement of the target EBITDA amount will result in an EBITDA Percentage of 100.0%. A straight line interpolation (rounding to the nearest 0.1%) will be used to determine EBITDA Percentages between threshold and target EBITDA; provided, however, that in no event shall the EBITDA Percentage be less than 50.0% or greater than 100.0%. For example, if the threshold budgeted EBITDA amount for 2010 is determined to be $4 billion, and actual EBITDA for 2010 is $3.5 billion, the percentage that must be used for the 2010 EBITDA Percentage portion of the First Retention Payment formula above will be 50.0%.
Death, Disability and Change in Control Terminations. In the event that your employment with the Company is terminated due to your death, Disability (as defined in the Plan, and provided in Appendix A to this Participation Agreement for your convenience) or a Change in Control Termination (as defined in the Plan, and provided in Appendix A to this Participation Agreement for your convenience) prior to September 28, 2012, you will receive the First Retention Payment on the first regular pay date of the Company immediately following your termination of employment and you will have no right to receive the Second Retention Payment. In the event that your employment with the Company is terminated due to your death, Disability or a Change in Control Termination following September 28, 2012, but prior to September 30, 2014, you will receive the Second Retention Payment on the first regular pay date of the Company immediately following your termination of employment. Solely for purposes of calculating your First Retention Payment or Second Retention Payment, as applicable, in the event that your termination of employment due to your death, Disability or a Change in Control Termination occurs prior to a date when the actual EBITDA Percentage for any given year can be determined, the EBITDA Percentage for the applicable year(s) will be assumed to be 100.0%, but where actual EBITDA may be determined for that year, the EBITDA Percentage will be calculated using the actual EBITDA achieved for such year(s).
All Other Terminations of Employment. In the event that your employment with the Company is terminated for any reason other than your death, Disability, or a Change in Control Termination you will forfeit your right to receive any unpaid and unearned portion of your Retention Award.
Transfer to an Affiliate. You will not be deemed to have incurred a termination from employment upon any transfer of your services from the Company to an Affiliate of the Company; provided, however, that for purposes of the Plan, a transfer of your services from the Company to Oncor will be considered a termination of employment.
Other Impact of a Change in Control. In the event a Change in Control (as defined in the Plan, and provided in Appendix A to this Participation Agreement for your convenience) occurs prior to a date when the actual EBITDA Percentage for any given year can be determined, the EBITDA Percentage for such year and later years will be assumed to be 100.0% for purposes of the Retention Plan. Where actual EBITDA may be determined for the year in which a Change in Control occurs, the EBITDA Percentage for that year (and prior years) will be calculated using the actual EBITDA achieved for such year(s). In other words, the occurrence of a Change in Control will “lock in” the amount of your Retention Award for the year in which the Change in Control occurs and all subsequent years, if any, by using an EBITDA Percentage of 100.0%, but you will not receive a payment of your Retention Award solely due to the occurrence of a Change in Control and your Retention Award will remain forfeitable if your employment with the Company (and its Affiliates) terminates other than due to your death, Disability or a Change in Control Termination.
Administration. The Retention Plan and this Participation Award shall be administered by the Executive Vice President of Human Resources of the Company (the “EVP”). All calculations and determinations made by the EVP with respect to this Participation Agreement and your Retention Award will be final and binding on you and the Company.
We are pleased to be able to offer this Retention Award to you and truly appreciate your dedication and commitment to the Company and its Affiliates. We are excited about the future and look forward to our success together.
A signature page and Appendix A follow this letter.

Very Truly Yours,
ENERGY FUTURE HOLDINGS CORP.
____________________________________
Name:    ______________________________
Title:    ______________________________

ACCEPTED BY:
____________________________
[Name]
____________________________
____________________________
[Address]

Appendix A
Definitions
“Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person; provided, however, that for purposes of the Plan, Oncor Electric Delivery Holdings Company LLC and each of its subsidiaries (collectively, “Oncor”) shall not be deemed an Affiliate of the Company.
“Cause” means (i) if, in carrying out an Eligible Employee's duties to the Company, the Eligible Employee has engaged in conduct that constitutes (A) a breach of the Eligible Employee's fiduciary duties to the Company or its shareholders (including, without limitation, a breach or attempted breach of the restrictive covenants under any applicable Management Stockholder's Agreement entered into by and between that Eligible Employee and the Company), (B) gross neglect, or (C) gross misconduct resulting in material economic harm to the Company; or (ii) the Eligible Employee's conviction of, or entry of a plea of guilty or nolo contendere for, a felony or other crime involving moral turpitude
“Change in Control” means, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of the Company or Business Unit to a Person (or group of Persons acting in concert) who is not an Affiliate of any member of the Sponsor Group; (ii) a merger, recapitalization or other sale by the Company, any member of the Sponsor Group or their Affiliates, to a Person (or group of Persons acting in concert) of Common Stock that results in more than 50.0% of the Common Stock of the Company (or any resulting company after a merger) being held by a Person (or group of Persons acting in concert) that does not include any member of the Sponsor Group or any of their respective Affiliates; or (iii) a merger, recapitalization or other sale of Common Stock by the Company, any member of the Sponsor Group or their Affiliates, after which the Sponsor Group owns less than 20.0% of the Common Stock of, and has the ability to appoint less than a majority of the directors to the board of the Company (or any resulting company after a merger); and with respect to any of the events described in clauses (i) through (ii) above, such event results in any Person (or group of Persons acting in concert) gaining control of more seats on the board of directors than the Sponsor Group. For purposes of this definition of a Change in Control, (a) a “Business Unit” shall mean a discreet business or activity performed by the Company or its subsidiaries that is treated, or accounted for, as a separate operating unit in which an Eligible Employee is employed; (b) “Common Stock” shall mean the common stock of the Company, which may be authorized but unissued, or issued and reacquired; and (c) the “Sponsor Group” shall mean Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and Goldman, Sachs & Co. and their respective Affiliates.
“Change in Control Termination” means a termination of an Eligible Employee's employment by the Company without Cause or a termination of employment by an Eligible Employee for Good Reason, in each case on or after the occurrence of a Change in Control.
“Disability” means “Disability” as defined in the then current long-term disability plan of the Company.
“Good Reason” means the occurrence of any one or more of the following events without an Eligible Employee's express written consent: (i) a material reduction in the Eligible Employee's base salary (other than a general reduction in base salaries that affects all salaried employees of the Company proportionately); (ii) a transfer of the Eligible Employee's primary workplace by more than thirty-five (35) miles from the Eligible Employee's then current workplace; or (iii) a substantial and adverse change in the Eligible Employee's duties and responsibilities; provided, however, that in order for the Eligible Employee's termination due to a Good Reason event to be effective, the Eligible Employee must provide notice to the Company of the event alleged to constitute a Good Reason termination within ninety (90) days of the occurrence of such an event, and the Company shall be given the opportunity to remedy the alleged Good Reason termination event within thirty (30) days from the Company's receipt of the Eligible Employee's notice of the allegation, and the Eligible Employee must terminate his or her employment for Good Reason within thirty (30) days of the Company's failure to cure.
“Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.